Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 27th day of August, 2012 (the “Effective Date”), by and between PROGRESSIVE CARE INC., a Delaware corporation with offices at 1111 Park Center Blvd, Suite 202, Miami Gardens, FL 33169 (the “Corporation”) and VERNON WATSON, an individual residing at  1335 Cambria St, Uniondale, NY 11553(“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Corporation as its Chief Executive Officer and the Corporation wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Corporation and Executive hereby agree as follows:

1.           Employment and Duties.  The Corporation agrees to employ and Executive agrees to serve as the Corporation's Chief Executive Officer.  It is expected that the employment duties of Executive will include reporting directly to the board of directors of the Corporation for the full time high quality performance of directing, supervising and having responsibility for overseeing operations and the general affairs of the Corporation and shall include such other duties and responsibilities as the Board of Directors (the “Board”) may from time to time reasonably assign to Executive.

Executive shall devote substantially all of his working time and efforts during the Corporation's normal business hours to the business and affairs of the Corporation and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.

2.             Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of three years (the “Employment Period”).

3.             Place of Employment.  Executive's services shall be performed at the Corporation's offices located in Miami Gardens, Florida and any other location where the Corporation and its subsidiaries now or hereafter have a business facility. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.             Base Salary.  For all services to be rendered by Executive pursuant to this Agreement, the Corporation agrees to pay Executive during the Employment Period a base salary (the "Base Salary") at an annual rate of $120,000. The Base Salary shall be paid in periodic installments in accordance with the Corporation's regular payroll practices.

    The Board shall review the Executive’s Base Salary annually after the conclusion of the initial one year term and shall make a recommendation to the Board as to whether such Base Salary should be increased but not decreased, which decision shall be within the Board’s sole discretion.

5.             Bonuses.  Executive shall be entitled to a relocation bonus of $10,000 payable at the start of employment. During the term of this Agreement, the Executive shall be entitled to bonuses as determined by the Board of Directors based upon corporate profitability and cash flow on an annual basis.

6.             Expenses.  Executive shall be entitled to prompt reimbursement by the Corporation for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Corporation for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Corporation policies and procedures.

7.             Other Benefits.  During the term of this Agreement, the Executive shall be eligible to participate in the Corporation’s 401(k) retirement plan as well as the Corporation’s medical, dental and vision insurance policies, and any other such benefits as made available to employees (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Corporation makes such opportunities available to the Corporation's managerial or salaried executive employees. Eligible medical, dental, and vision insurance policies shall include Executive’s spouse and children at the request of the Executive, provided that they meet the requirements as set forth by the Corporation’s insurance carrier(s).

8.             Vacation, Sick, and Personal Days.  During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, ten (10) paid vacation days per year exclusive of recognized holidays of the Corporation.  Vacation shall be taken at such times as are mutually convenient to the Executive and the Corporation and no more than five (5) consecutive days shall be taken at any one time without Corporation approval in advance.  Furthermore, the Executive is entitled to accrue, on a pro rata basis, five (5) sick days and five (5) personal days. The Executive shall not be entitled to carry over any accrued, unused vacation days from year to year.

9.           Stock Grants.  The Executive shall receive a grant of restricted shares of the Corporation’s common stock in an amount equal to 100,000 shares payable on January 1, 2013.Additionally, Executive shall be entitled to receive 25,000 restricted shares of the Corporation’s common stock on a quarterly basis beginning April 1, 2013, up to an aggregate of 100,000 shares. Executive acknowledges the restricted shares will be subject to the rules and regulations of the U.S. Securities and Exchange Commission regarding “restricted securities”, including but not limited to, Rule 144 as promulgated under the Securities Act of 1933, as amended.

Executive understands that some or all of the stock received by Executive pursuant to Sections 5 and 9 hereof will not be registered under the United States Securities Act of 1933 (the “1933 Act”), and acknowledges that he will be obligated to agree, as a condition to the issuance thereof, that he will acquire such stock for his own account for investment and not with a view to, or for resale in connection with a distribution thereof, and will bear the economic risk of his investment in such stock for an indefinite period of time.

10.            Representations and Warranties by Executive.  Executive hereby represents and warrants to the Corporation as follows:

(a) Executive has no criminal record, has never been arrested (whether prosecuted or otherwise) and is not under investigation by any country, state, federal or local authority. Further, Executive is not aware of any illegal actions on his/her part, whether known to authorities or otherwise.

(b) Executive has not entered into a previous non-compete, non-disclosure or non-circumvention agreement with any party that would or could have an effect on Executive’s ability to perform his/her duties under this Agreement.

(c) Neither the execution and delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(d) Executive as the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against his in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

11.           Termination of Employment.

(a)         Death.  If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Corporation shall automatically terminate and the Corporation shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary through the date of death and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Corporation during the period ending on the termination date. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.  In addition, the Executive’s spouse and minor children shall be entitled to continued coverage for a period of three years following the termination of employment, at their own  expense, under all health, medical, dental and vision insurance plans in which the Executive was a participant immediately prior to his last date of employment with the Corporation.

(b)           Disability.  In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Corporation by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Corporation shall automatically terminate and the Corporation shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid Base Salary through the Executive’s last date of Employment with the Corporation and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Corporation during the period ending on the termination date. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Corporation. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of 60 business days during any twelve consecutive months.

(c)            Cause.

(1)           At any time during the Employment Period, the Corporation may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Corporation (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Corporation, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within  30 calendar days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, (c) violation of Sections 12, 13 or 14 of this Agreement, or (d) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Corporation. Termination under clauses (b), (c) or (d) of this Section 11(c)(1) shall not be subject to cure.

(2)           Upon termination of this Agreement for Cause, the Corporation shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Corporation during the period ending on the termination date. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Corporation.

(d)         Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), or (ii) a sale of all or substantially all of the assets of the Company, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(e)         Good Reason.

(1)           At any time during the term of this Agreement, subject to the conditions set forth in Section 11(e)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Corporation for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Executive Officer; (C) any termination of the Executive’s employment by the Company within 60 calendar days after a Change of Control, other than a termination for Cause, death or Disability; or (D) material breach by the Company of this Agreement.

(2)           The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Corporation of his intention to terminate this Agreement and his employment with the Corporation for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Corporation shall not have eliminated the circumstances constituting Good Reason within 30 business days of its receipt from the Executive of such written notice.

(3)           In the event that the Executive terminates this Agreement and his employment with the Corporation for Good Reason, the Corporation shall pay the Executive or his heirs, administrators or executors any earned but unpaid Base Salary through the Executive’s last date of employment with the Corporation and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Corporation during the period ending on the termination date. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Corporation. Notwithstanding the foregoing, Executive shall be entitled to receive his regular salary for a period of 90 days after Executive’s last day of employment in accordance with the Corporation’s regular payroll schedule and  continued coverage, at the Corporation’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Corporation, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Corporation, under benefit plans that provide no less coverage than such Benefit Plans, for a period of 90 calendar days following the termination of employment.

(f)            Without “Good Reason” by Executive or Without “Cause” by the Corporation.

(1)           By the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Corporation without Good Reason by providing prior written notice of at least 90 calendar days to the Corporation.  Upon termination by the Executive of this Agreement and the Executive’s employment with the Corporation without Good Reason, the Corporation shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Corporation during the period ending on the termination date. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Corporation.

(2)           By the Corporation. At any time during the term of this Agreement, the Corporation shall be entitled to terminate this Agreement and the Executive’s employment with the Corporation without Cause by providing prior written notice of at least 30 calendar days to the Executive.  Upon termination by the Corporation of this Agreement and the Executive’s employment with the Corporation without Cause, the Corporation shall pay the Executive or his heirs, administrators or executors any earned but unpaid Base Salary through the Executive’s last date of employment with the Corporation and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Corporation during the period ending on the termination date. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Corporation. Notwithstanding the foregoing, Executive shall be entitled to receive his regular salary plus all benefits under the Benefit Plan for a period of 90 days after Executive’s last day of employment and continued coverage, at the Corporation’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Corporation, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Corporation, under benefit plans that provide no less coverage than such Benefit Plans, for a period of 90 calendar days following the termination of employment.

12.           Confidential Information.

(a)           Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of the Executive’s employment hereunder.

(b)           The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation.

(c)           In the event the Executive breaches any provisions of this Section 12 or there is a threatened breach, then, in addition to any other rights that the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 12, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies, which may be available. In addition, Executive agrees that in the event that he breaches the covenants in this Section 12, in addition to any other rights that the Corporation may have, Executive shall be required to pay to the Corporation any amounts he received in connection with such breach.

(d)           Executive recognizes that in the course of his duties hereunder, he may receive from the Corporation or others information, which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities Exchange Act of 1934, as amended. Executive agrees not to:

(1)           Buy, sell, or exchange any security, option, bond, or warrant while in possession of relevant material, non-public information received for the Corporation or others in connection herewith, and

(2)           Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

(e)           In the event that the Executive’s employment with the Corporation terminates for any reason, the Executive shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

13.           Inventions Discovered by Executive.

(a)           The Executive shall promptly disclose to the Corporation any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term), (a) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises, or (c) which directly relates to any of the Executive 's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Corporation all of the Executive’s right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Corporation and to enable the Corporation to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive 's agreed compensation during the course of the Executive 's employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive's employment at the rate of $500/day. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive’s employment with the Corporation and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. The Executive hereby irrevocably designates counsel to the Corporation as the Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation's rights under this Section. This Section 13 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Corporation.

14.           Non-Competition and Non-Solicitation.

(a)           The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Corporation and that its protection and maintenance constitutes a legitimate business interest of the Corporation, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Corporation, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Territory”) (to the extent the Corporation comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Corporation, its affiliates and/or its clients or customers.

(b)           The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter to the extent described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Corporation;

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Corporation to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

(3)           Attempt in any manner to solicit or accept from any customer of the Corporation, with whom the Corporation had significant contact during Executive’s employment by the Corporation (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Corporation with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Corporation, or if any such customer elects to move its business to a person other than the Corporation, provide any services (of the kind or competitive with the Business of the Corporation) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)           Interfere with any relationship, contractual or otherwise, between the Corporation and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Corporation to discontinue or reduce its business with the Corporation or otherwise interfere in any way with the Business of the Corporation.

With respect to the activities described in Paragraphs (2), (3) and (4) above, the restrictions of this Section 14(b) shall continue beyond the Employment Period until two years following the termination of this Agreement or of the Executive’s employment with the Corporation, whichever occurs later.  Furthermore, if the Corporation terminates Executive’s employment for Cause or if Executive terminates his employment without Good Reason, then the restrictions of this Section 14(b) shall continue with respect to the activities described in Paragraph (1), above, beyond the Employment Period until one year following the termination of this Agreement or of the Executive’s employment with the Corporation, whichever occurs later.

15.           Miscellaneous.

(a)            Breach of Sections 12, 13, and/or 14 of This Agreement. The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 12, Section 13, and/or Section 14 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 12, Section 13, and/or Section 14 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b)           Assignments and Delegations. Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c)            Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)           Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)           Non- Waiver. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(f)            Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Severability. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so a to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

(h)           Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(i)            Governing Law, Venue, and Dispute Resolution. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of law principles.  The Executive and the Corporation agree that any controversy or claim arising out of or related to this Agreement that is not resolved by the parties shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  Said arbitration shall be conducted in Miami Dade County, Florida, pursuant to the laws of the State of Florida.  The parties further agree that the arbitrator may resolve issues of contract interpretation as well as law and award damages, if any, to the extent provided by the Agreement or applicable law.  The parties agree that the costs of the arbitrator’s services shall be borne by the prevailing party.  The parties further agree that the arbitrator’s decision will be final and binding and enforceable in any court of competent jurisdiction.

(j)            Attorney’s Fees. In any action or proceeding brought by any party to enforce any provision of this Agreement, the prevailing party as the case may be, shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses and any other available remedies.

(k)            Execution. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(l)            Authority. The Executive represents and warrants to the Corporation, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

SIGNATURES

IN WITNESS WHEREOF, the Executive and the Corporation have caused this Executive Employment Agreement to be executed as of the date first above written.

VERNON WATSON /s/ Vernon Watson
PROGRESSIVE CARE INC. By: /s/ Avraham Friedman Avraham Friedman Chief Compliance Officer